EXHIBIT 10.3

WW INTERNATIONAL, INC.

September 27, 2024

BY HAND
Ms. Tara Comonte

Re: Interim President and Chief Executive Officer Agreement

Dear Tara:

On behalf of WW International, Inc. (the “Company”), I am pleased to offer you the position of Interim President and Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role while we engage in a search for a permanent President and Chief Executive Officer and to continue to serve as a member of the Board of Directors of the Company (the “Board”). You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.
Term of Employment. Your employment under this Agreement shall commence as of September 27, 2024 (the “Commencement Date”) and shall continue until the earliest to occur of: (a) the date on which a permanent President and Chief Executive Officer commences employment with the Company (the “New CEO Commencement Date”), (b) your resignation from this position or (c) the termination of your employment by the Company (the first to occur of the foregoing, the “Separation Date”). If the Separation Date occurs as a result of your resignation (other than at the request of the Board) or due to your termination by the Company for Cause (as defined below), in each case prior to the New CEO Commencement Date, you will also resign as a member of the Board upon the Separation Date. Your employment is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6 of this Agreement.
2.
Position and Duties. During the term of your employment under this Agreement, you shall serve as Interim President and Chief Executive Officer of the Company. Your duties and authority as Interim President and Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of the position of president and chief executive officer. During the term of your employment under this Agreement, you will report directly to the Board and will devote your full business time, energy, experience and talents to the business of the Company Group (as defined below); provided, that it shall not be a violation of this Agreement for you to (a) with the prior written consent of the Board, serve on the board of directors of other for-profit companies that do not compete with the Company Group; (b) serve on civic or charitable boards or committees; and (c) manage personal investments, so long as all such activities described in clauses (a) through (c) above do not materially interfere with the performance of your duties and responsibilities under this Agreement.

3.
Tax Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any Federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.
4.
Compensation and Benefits. In consideration for your services to the Company, you shall receive the following compensation and benefits from the Company.
(a)
Salary. Until the Separation Date, the Company shall pay you a salary at the rate of $125,000 per month (the “Salary”) in accordance with the Company’s regular payroll practices. You will receive your Salary in bi-weekly payments pursuant to the Company’s regular payroll practices.
(b)
Bonus. You shall receive a cash bonus of $750,000 for your services as Interim President and Chief Executive Officer (the “Bonus”), payable in lump sum on the earlier of (i) the New CEO Commencement Date and (ii) March 27, 2025; provided, that if you resign from your position as President and Chief Executive Officer (other than at the request of the Board) or are terminated by the Company for Cause prior to the applicable payment date, you will not be entitled to any portion of the Bonus.
(c)
Equity Grant. Subject to approval by the Board, the Company will grant you an award of restricted stock units with respect to shares of the Company’s common stock, no par value (such stock, the “Common Stock” and such award, the “RSU Award”). The RSU Award shall (i) have a grant date value of $500,000 (which value shall be translated into a number of restricted stock units by dividing such grant date value by the closing price of the Company’s Common Stock on the Nasdaq Stock Market LLC on the Commencement Date, rounded down to the nearest whole restricted stock unit), (ii) have a vesting commencement date of the Commencement Date, (iii) vest in equal monthly installments over the six-month period commencing on the Commencement Date, and (iv) be subject to the terms of an award agreement to be entered into by and between you and the Company (the “RSU Award Agreement”) and the Third Amended and Restated WW International, Inc. 2014 Stock Incentive Plan (the “Equity Plan”).
(d)
Benefits. During your employment with the Company, you shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements, and on the same basis as other senior executives of the Company.
(e)
Business Expenses. The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies.
(f)
Legal Fees. The Company shall pay or reimburse you for the reasonable cost of attorney’s fees incurred in the negotiation of this Agreement and related agreements within 60 days of receipt of documentation reasonably satisfactory to the Company of the incurrence of such attorney’s fees (with recognition that such documentation will include attorney and time, but not the details of services).
(g)
Indemnification; D&O Coverage. The Company shall indemnify, hold harmless and defend you from all damages, claims, losses, and costs and expenses (including reasonable attorney’s fees) to the maximum extent permitted by law with regard to actions or inactions taken in good faith performance of your duties to the Company and its subsidiaries (the “Company Group”). You shall also be entitled to directors and officers liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. The Company’s indemnification and insurance obligations hereunder shall remain in effect following your termination of employment with the Company hereunder for any reason.
5.
Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations.
(a)
Confidentiality.
(i)
You shall not, at any time (whether during or after your employment with the Company Group), (A) retain or use for the benefit, purposes or account of you or any other Person (other than the Company Group); or (B) except in the course of your good faith performance of your job duties and responsibilities with the Company, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii)
Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant; (B) made legitimately available to you by a third party without the breach of any confidentiality obligation; or (C) required by law or legal process to be disclosed; provided, that you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment (at no cost to you).
(iii)
Upon termination of your employment with the Company Group for any reason, you shall (A) cease and not thereafter commence use of any Confidential Information (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (B) make reasonable efforts to promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) that to the best of your knowledge are in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company Group, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and you may retain his address book to the extent it does not contain Confidential Information; and (C) notify and reasonably cooperate with the Company (as reasonably requested by the Company) regarding the delivery or destruction of any other Confidential Information of which you are or become aware. Nothing in this provision or this Agreement, however, will preclude you from using or disclosing Confidential Information in the course of performing your role on the Board.
(iv)
Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise.
(b)
Intellectual Property.
(i)
If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during your employment by the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), you shall promptly and fully disclose same to the Company and hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)
You shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(iii)
You shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company Group any confidential or proprietary information or intellectual property relating to a former employer or other third party without the prior written per-mission of such third party. You shall comply with all policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. You acknowledge that the Company may amend any such policies and guidelines from time to time, and that you remains at all times bound by their most current version.
(c)
Non-Disparagement. You shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any member of the Company Group, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website. The Company hereby agrees that its directors and executive officers will refrain, and the Company will direct each of its officers and directors to refrain, from making, issuing or authorizing any disparaging, critical or otherwise negative statements regarding you. The limitations set forth in this paragraph shall not apply in respect of any statement that is required to be made by applicable law, is the type of communication described in Section 5(a)(iv) of this Agreement, or is reasonably necessary in connection with the enforcement of rights under this Agreement or any other written agreement to which the Company, on the one hand, and you or any of your affiliates, on the other hand, are parties.
(d)
Cooperation. Both during and after the term of your employment with the Company, you shall reasonably cooperate (with due regard given to your other commitments), (i) with the Company in the defense of any legal matter not adverse to you and involving any matter that arose during your employment with the Company or any other member of the Company Group; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to your employment period and not adverse to you. The Company will reimburse you for any reasonable travel and out-of-pocket costs and expenses incurred by you in providing such cooperation.
(e)
Specific Performance. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the covenants herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the case of a breach or threatened breach of any of the covenants herein, seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
6.
Termination; Termination Benefits. (a) Your employment hereunder may be terminated by you at any time for any or no reason upon no less than 30 days prior written notice to the Board and/or by the Company at any time for any reason or no reason upon no less than 30 days prior written notice to you (except if such termination is for Cause, in accordance with Section 6(b) below). In the event that your employment under this Agreement (for the avoidance of doubt, other than your service as a member of the Board) is terminated prior to the last day of the month on which you commenced employment hereunder and such termination is not due to your voluntary resignation (other than at the request of the Board) or by the Company for Cause, in each case prior to the New CEO Commencement Date, then, in addition to any accrued but unpaid Salary due to you in connection with such termination, you will be entitled to payment of the balance of your Salary for the month in which your employment terminated and the RSU Award shall accelerate and become fully vested.

(b) For purposes of this Agreement, “Cause” shall mean your (a) willful neglect in the performance of your duties hereunder or willful or repeated failure or refusal to perform such duties (other than any such failure resulting from incapacity due to physical or mental illness resulting in a permanent disability) which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Board; (b) engaging in conduct in connection with your employment with the Company, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company Group; (c) conviction of, or plea of guilty or no contest to, (i) any felony or (ii) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any other member of the Company Group; (d) material violation of the written policies of the Company Group or those set forth in the manuals or statements of policy of the Company Group, including but not limited to those relating to sexual harassment, after written notice from the Company, and a reasonable opportunity of not less than 10 days to cure (to the extent capable of cure) such violations, or the disclosure or misuse of confidential information; (e) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company Group; (f) act of personal dishonesty that involves personal profit in connection with your employment with the Company; or (g) breach of any restrictive covenants applicable to you as a result of any agreement with any member of the Company Group. If the Company believes that it has grounds to terminate your employment with Cause, it will be required to notify you in writing within in ten (10) days of learning of such ground(s), or waives the right to terminate your employment for Cause on such basis.

(c) You may resign from your employment for Good Reason. Good Reason shall be defined as the occurrence of the following, without your consent: (i) a material change in your duties or responsibilities; (ii) reduction of any aspect of your compensation pursuant to this Agreement; (iii) a change in your primary place of performance of your role by more than twenty-five miles; or (iv) the Company’s breach of this Agreement. If you resign with Good Reason, you will be entitled to the Bonus, the equivalent of salary continuation through the earlier of the New CEO Commencement Date and March 27, 2025; and the RSU Award shall accelerate and become fully vested.

7.
Miscellaneous.
(a)
This Agreement, the RSU Award Agreement and the Equity Plan constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment as Interim President and Chief Executive Officer. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.
(b)
This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(c)
This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.
(d)
THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MISSISSIPPI TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

This Agreement and the payments hereunder are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and guidance issued thereunder (“Section 409A”) and shall be interpreted in accordance with such intent. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.

By: /s/ Jacqueline Cooke
Name: Jacqueline Cooke
Title: Chief Legal and Regulatory Officer
and Secretary

EXECUTIVE

/s/ Tara Comonte
Tara Comonte